UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

GPGI, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GPGI, INC.

SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 20, 2026

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2026

This proxy statement supplement dated May 28, 2026 (the “Supplement”) supplements the definitive proxy statement on Schedule 14A of GPGI, Inc. (the “Company”) filed with the Securities and Exchange Commission on April 20, 2026 (the “Proxy Statement”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for use at the special meeting of stockholders to be held on June 4, 2026, or at any adjournments or postponements thereof, at which stockholders will be asked to consider and vote on a proposal to approve the reincorporation of the Company from the State of Delaware to the State of Nevada by conversion (the “Nevada Reincorporation”), and to adopt the resolutions of the Board approving the Nevada Reincorporation. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Legal Proceedings

As previously disclosed, on April 16, 2026, a stockholder filed a lawsuit in the Court of Chancery of the State of Delaware (the “Delaware Court”), captioned Scarantino v. Resolute Holdings Management, Inc., et al., C.A. No. 2026-0497-KSJM (Del. Ch.) (the “Scarantino Complaint”), asserting derivative and direct claims against Resolute Holdings Management, Inc., Resolute Compo Holdings LLC, Tungsten 2024 LLC and certain members of the Board.  The derivative claims allege generally that the defendants (other than Resolute Holdings Management, Inc.) breached their fiduciary duties to the Company and its stockholders in connection with the Company’s spin-off of Resolute Holdings Management, Inc. and the Company’s combination with Husky Technologies Limited, and that Resolute Holdings Management, Inc. aided and abetted in such alleged breaches. The direct claims allege generally that the defendants who are members of the Board breached their fiduciary duties to the Company and its stockholders in connection with the proposed reincorporation of the Company from the State of Delaware to the State of Nevada, and that Resolute Holdings Management, Inc. aided and abetted in such alleged breaches. On May 8, 2026, a different stockholder filed a related lawsuit in the Delaware Court, captioned Sullivan v. David Cote, et al., C.A. No. 2026-0581-KSJM (Del. Ch.), asserting substantially similar claims against the defendants named in the Scarantino Complaint, Resolute Holdings I, LP, Ridge Valley LLC, certain former officers of the Company and certain other members of the Board.  The complaints seek, among other things, (i) declaratory relief that the derivative claims are properly maintainable on the Company's behalf, (ii) a finding that the defendants breached their fiduciary duties or aided and abetted such breaches, (iii) rescission of the challenged transactions and (iv) appropriate equitable relief and damages. The Company continues to vigorously dispute the claims asserted in the complaints.